Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright
Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2017

CHESTERFIELD, MO, March 27, 2018 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2017.

Fourth-Quarter Results

Reliv reported net sales of $9.9 million for the fourth quarter of 2017, compared with net sales of $10.6 million for the fourth quarter of 2016. U.S. net sales decreased by 8.5 percent for the quarter compared with the same quarter in 2016. Net sales outside of the United States increased by 0.6 percent in the fourth quarter of 2017 compared to the prior-year quarter.

Reliv reported a net loss of $382,000, or loss of $0.21 per diluted share, for the fourth quarter of 2017 compared with a net income of $272,000, or earnings of $0.15 per diluted share, for the fourth quarter of 2016. Income from operations for the fourth quarter of 2017 was $141,000 compared to $275,000 in the same period in 2016. The impact to operations from the decrease in fourth quarter 2017 net sales was partially offset by a reduction in selling, general and administrative (“SGA”) expenses. SGA expenses decreased to $4.1 million in the fourth quarter of 2017 compared to $4.3 million in the fourth quarter of 2016. Income tax expense was $517,000 for the fourth quarter of 2017 primarily the result of non-cash adjustments to our deferred tax assets, including a $509,000 valuation allowance recorded against the value of net operating loss carryforwards in our European subsidiary.

Full-Year Results

Reliv reported net sales of $41.8 million for 2017 compared with net sales of $45.5 million in 2016. U.S. net sales decreased to $32.5 million from $35.6 million, a decline of 8.8 percent.

Net sales in Reliv’s foreign markets for 2017 decreased 6.1 percent compared with net sales for 2016, with 3.4 percent of the decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar in certain markets. The decline in net sales in Europe represented a significant portion of the decrease in foreign sales. Net sales in Europe declined by 16.6 percent in 2017 compared to the prior year, with 4.3 percent of the decline due to the impact of foreign currency fluctuation. Sales in Asia increased by 39.7 percent in 2017 compared to the prior year.

The net loss for 2017 was $697,000 (loss per diluted share of $0.38) compared to a net loss of $625,000 (loss per diluted share of $0.34) in 2016. The loss from operations for 2017 was $183,000 compared to a loss from operations of $812,000 in 2016. SGA expenses were $17.9 million versus $20.2 million in 2016, as the continuing effect of a cost reduction program implemented in mid-2016 helped offset the impact of the sales decline. Income tax expense for 2017 was $545,000 compared to $9,000 in 2016, primarily the result of the deferred tax adjustments discussed in the fourth-quarter results.

“While our results from operations improved in 2017 when compared to 2016, we remain focused on growing sales through new product and business development by providing additional tools and support with programs to attract new distributors and customers,” said Ryan A. Montgomery, President.

“In mid-April, we are introducing an additional whey-based version of our flagship NOW product. This new version is in response to consumer trends and offers an alternative to those that prefer a whey protein based product,” commented Montgomery.

Other distributor/customer recruitment programs include continued free ground shipping for new distributors reaching the Quick Start and Master Affiliate business levels, an additional 10 percent discount on autoship orders placed by Preferred Customers, and a free product credit to distributors for enrolling three new Preferred Customers with a minimum order amount.

Additionally, a new mobile app is in development for launch in April that will allow distributors to perform most of their key sales and recruiting functions via a smartphone or tablet, including enrollment of new distributors and customers, placing orders and tracking downline organizational activity.

“Lastly, our Fit3TM program continues to grow in popularity throughout the Reliv distributor base. It’s not just about the Fit3 products, it’s also a fitness and lifestyle transformation,” stated Montgomery.

Reliv had cash and cash equivalents of $3.3 million as of December 31, 2017, compared to $3.6 million as of December 31, 2016. Net cash used in operating activities was $157,000 in 2017 compared to $1.5 million of cash generated from operations in the prior-year period.

As of December 31, 2017, Reliv had 33,620 Distributors and Preferred Customers – a decrease of 12.6 percent from December 31, 2016 – of which 3,910 are Master Affiliate level and above. The number of Master Affiliates decreased by 26.5 percent compared to the year-ago total. Master Affiliate is the level at which Distributors are eligible to earn generation royalties. With the formal introduction of the Preferred Customer program in the United States and Canada in February 2016, Reliv now includes Preferred Customers as part of Active Distributor statistics.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, fitness and weight loss and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31	December 31
	2017	2016
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,272,788	$3,606,817
Accounts receivable, less allowances of $26,300 in 2017 and $26,700 in 2016	29,760	126,113
Accounts and note due from employees and distributors	138,497	139,931
Inventories	4,555,485	4,487,830
Other current assets	399,154	571,377

Total current assets	8,395,684	8,932,068

Other assets	7,003,073	7,679,357
Net property, plant and equipment	5,677,239	5,854,302

Total Assets	$21,075,996	$22,465,727

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$3,212,634	$4,234,305
Current portion of long-term debt	3,045,421	389,096
Long-term debt - noncurrent	-	2,518,341
Other noncurrent liabilities	453,354	409,813
Stockholders' equity	14,364,587	14,914,172

Total Liabilities and Stockholders' Equity	$21,075,996	$22,465,727

Consolidated Statements of Operations
	Three months ended December 31		Year ended December 31
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product sales	$9,271,433	$9,823,376	$38,751,357	$42,004,961
Handling & freight income	663,616	814,273	3,037,425	3,507,875

Net Sales	9,935,049	10,637,649	41,788,782	45,512,836

Costs and expenses:
Cost of products sold	2,287,759	2,294,513	9,401,406	10,024,021
Distributor royalties and commissions	3,432,631	3,749,861	14,685,553	16,095,032
Selling, general and administrative	4,073,412	4,317,861	17,885,226	20,205,762

Total Costs and Expenses	9,793,802	10,362,235	41,972,185	46,324,815

Income (loss) from operations	141,247	275,414	(183,403)	(811,979)

Other income (expense):
Interest income	25,271	26,317	101,901	107,006
Interest expense	(29,782)	(24,521)	(109,254)	(106,682)
Other income (expense)	(1,673)	(30,919)	38,844	195,600

Income (loss) before income taxes	135,063	246,291	(151,912)	(616,055)
Provision (benefit) for income taxes	517,000	(26,000)	545,000	9,000

Net income (loss)	$(381,937)	$272,291	$(696,912)	$(625,055)

Earnings (loss) per common share - Basic	$(0.21)	$0.15	$(0.38)	$(0.34)
Weighted average shares	1,845,000	1,845,000	1,845,000	1,845,000

Earnings (loss) per common share - Diluted	$(0.21)	$0.15	$(0.38)	$(0.34)
Weighted average shares	1,845,000	1,845,000	1,845,000	1,845,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended December 31,				Change from
	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,683	77.3%	$8,400	79.0%	$(717)	-8.5%
Australia/New Zealand	212	2.1%	254	2.4%	(42)	-16.5%
Canada	234	2.4%	266	2.5%	(32)	-12.0%
Mexico	94	0.9%	111	1.0%	(17)	-15.3%
Europe	1,179	11.9%	1,147	10.8%	32	2.8%
Asia	533	5.4%	460	4.3%	73	15.9%

Consolidated Total	$9,935	100.0%	$10,638	100.0%	$(703)	-6.6%

Net sales by Market
(in thousands)	Year ended December 31,				Change from
	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$32,475	77.7%	$35,592	78.2%	$(3,117)	-8.8%
Australia/New Zealand	923	2.2%	1,079	2.4%	(156)	-14.5%
Canada	915	2.2%	1,065	2.3%	(150)	-14.1%
Mexico	445	1.0%	530	1.2%	(85)	-16.0%
Europe	4,578	11.0%	5,491	12.0%	(913)	-16.6%
Asia	2,453	5.9%	1,756	3.9%	697	39.7%

Consolidated Total	$41,789	100.0%	$45,513	100.0%	$(3,724)	-8.2%

The following table sets forth, as of December 31, 2017 and 2016, the number of our Active Distributors/Preferred Customers and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization. In February 2016, we introduced a formal Preferred Customer program in the United States and Canada. As a result, we are including Preferred Customers as part of our Active Distributor count. Preferred Customer programs were previously in place in Europe and other foreign markets. Preferred Customers represent approximately 4,990 and 5,050 of the Active Distributor count as of December 31, 2017 and 2016, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 12/31/2017		As of 12/31/2016		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	23,050	2,820	27,220	4,080	-15.3%	-30.9%
Australia/New Zealand	1,100	110	1,530	130	-28.1%	-15.4%
Canada	660	90	840	150	-21.4%	-40.0%
Mexico	710	60	940	90	-24.5%	-33.3%
Europe	3,800	450	4,860	530	-21.8%	-15.1%
Asia	4,300	380	3,090	340	39.2%	11.8%

Consolidated Total	33,620	3,910	38,480	5,320	-12.6%	-26.5%